Pricing Supplement Dated May 22, 2001	      Rule 424(b)(3)
(To Prospectus dated February 4, 1999 and       File Nos. 333-70187,
Prospectus Supplement dated July 30, 1999)      333-70187-01, 333-
                                                70187-02, 333-70187-
                                                03 and 333-70187-04
THE BANK OF NEW YORK COMPANY, INC.

Senior Subordinated Medium-Term Notes Series D
(U.S. $ Fixed Rate)
_________________________________________________________________

Trade Date: May 22, 2001           Original Issue Date: June 1, 2001
Principal Amount: $25,000,000      Net Proceeds to Issuer: $24,562,500
Issue Price: 98.25%                Agent's Capacity:
Selling Agent's                    x Principal Basis      Agency Basis
Commission/Discount: 1.75%
Interest Rate: 7.00% per annum     Interest Payment Dates:
Maturity Date: June 1, 2016        Semi-annually on the 1st day of June and
                                   December commencing December 1, 2001
__________________________________________________________________
Form:       x     Book Entry
                  Certificated

Redemption:
                  The Notes cannot be redeemed prior to maturity
           x The Notes may be redeemed prior to maturity commencing June 1, 2004 and on any June 1 or December 1 thereafter on 30 calendar days notice.

      Initial Redemption Date: June 1, 2004

      Initial Redemption Percentage: 100%

      Annual Redemption Percentage Reduction: N/A

Repayment:

           x      The Notes cannot be repaid prior to maturity
                  The Notes can be repaid prior to maturity at the option of the holder of the Notes

      Optional Repayment Date:   N/A

      Optional Repayment Price:  N/A

Discount Note:     Yes      x   No

The defeasance and covenant defeasance provisions of the Senior Subordinated Indenture described under "Description of Senior Debt Securities and Senior Subordinated Debt Securities -- Defeasance and Covenant Defeasance" in the Prospectus will apply to the Notes. The Notes described herein are being purchased by Salomon Smith Barney (the "Agent"), as principal, on the terms and conditions described in the Prospectus Supplement under the caption "Plan of Distribution of Medium-Term Notes." The Notes will be sold to the public at varying prices relating to prevailing market prices at the time of resale as determined by the Agent. The net proceeds to the Company will be $24,562,500.

 				Salomon Smith Barney